Exhibit 10.27
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment dated January 29, 2026 (“Second Amendment”) is to the Employment Agreement (“Agreement”) dated as of July 8, 2019, between Reynolds Consumer Products Holdings LLC (the “Company”) and Judi Buckner (“Employee”).

WHEREAS, the Company and the Employee desire to further amend the Agreement;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the Company and the Employee, each intending to be legally bound hereby, do promise and agree as follows:
1.NEW SCHEDULE A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto, effective February 1, 2026.

2.HEALTH CARE CONTINUATION. Section 5 (b)(ii) of the Agreement is revised to provide for Health Plan continuation for 18 months from Date of Termination.

3. 280G LIMITATIONS. The following provision shall be added to the Agreement:

280G Limitations. Notwithstanding anything in this Agreement to the contrary, in the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Section 4999 of the Code. Any determination required under this section will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section. Any reduction in payments and/or benefits required by this section shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

4.OTHER TERMS. Except as provided herein, all terms and conditions of the Agreement remain in effect.

5.COUNTERPARTS. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

6.DEFINED TERMS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the date set forth above.

Reynolds Consumer Products Holdings LLC    Employee:
By: /s/ Scott Huckins     By: /s/ Judith Buckner
Name: Scott Huckins                    Print Name: Judith Buckner
Date: January 29, 2026                Date: January 30, 2026

Schedule A
Key Terms of Employment
1.Position: President Reynolds Cooking & Baking

2.Primary Location: Lake Forest, IL

3.Base Salary: $577,000. The Company may adjust Employee’s base salary from time to time. For purposes of Sections 5 and 6 below, “Base Salary” shall be the Employee’s base salary at the time of separation.

4.Annual Bonus Target: 65% of Base Salary. The Company may adjust Employee’s annual bonus target from time to time. For purposes of Section 5 below, “Annual Bonus Target” shall be the annual bonus target percentage at the time of separation.

5.Severance Amount/Period: (i) Base Salary, plus an additional amount equal to the Employee’s Annual Bonus at Target for the year including the Date of Termination, prorated through the Date of Termination, paid in equal installments over 12 months following the Date of Termination except that if (i) a Sale of Business (as defined below) occurs and (ii) within 12 months following the closing of such Sale of Business either (A) Employee is terminated without Cause, or (B) Employee’s position is materially reduced in remuneration or scope of duties and Employee terminates Employee’s employment, then the Severance Amount shall be (i) two times the sum of Base Salary plus Annual Bonus at Target, plus (ii) an additional amount equal to the Employee’s Annual Bonus at Target for the date including the Date of Termination prorated through Date of Termination, paid in equal installments over 24 months following the Date of Termination. All other terms of Section 5(b)(i) of the Agreement will apply. For purposes of this provision a “Sale of Business” shall mean the sale or other disposition of (x) more than 50% of the shares or other equity interests of the Company or the Company’s direct or indirect parent to a non-affiliated party (which shall not include a sale or an offering by Packaging Finance Limited or some or all of its shares in the Company, so long as the remainder of the shares continue to be owned by the public), or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of the Company’s EBITDA (as determined in good faith by the Company’s Board of Directors, based on the Company’s regularly prepared financial statements), provided that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business. Employee’s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as Employee’s duties and responsibilities are generally consistent with Employee’s duties and responsibilities prior to the Sale of Business.

6.Other Compensation Programs:

Long-Term Incentive Program Target: 160% of Base Salary